EXHIBIT 99.2

PARTICIPANTS

Corporate Participants

Jack Jancin — Senior Vice President-Corporate Business Development, Helen of Troy Limited

Julien R. Mininberg — Chief Executive Officer & Director, Helen of Troy Limited

Brian L. Grass — Chief Financial Officer, Helen of Troy Limited

Other Participants

Bob J. Labick — President, CJS Securities, Inc.

Jason M. Gere — Analyst, KeyBanc Capital Markets, Inc.

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, everyone, and welcome to the Helen of Troy Limited First Quarter 2018 Earnings Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Jack Jancin, Senior Vice President, Corporate Business Development. Please go ahead.

Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Limited

Thank you, operator. Good morning, everyone, and welcome to Helen of Troy’s first quarter fiscal 2018 earnings conference call. The agenda for today’s call is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO, will comment on the financial performance of the quarter and specific progress on our strategic initiatives. Then, Mr. Brian Grass, the company’s CFO, will review the financials in more detail and comment on the company’s outlook for fiscal 2018. Following this, Mr. Mininberg and Mr. Grass will take your questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the company’s website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Limited

Thank you, Jack, and good morning, everyone. And thanks also for accommodating the earlier time for our call today. This allowed us to respect the July 4 holiday and to attend tomorrow’s CJS Investor Conference in New York.

We’re very pleased to report a solid start to our current fiscal year, including net sales revenue growth of 3.4% and adjusted diluted EPS growth of 7.9%. We believe this reflects the strategic choices in the transformation plan that we first shared with you in May of 2015.

Importantly, the focus on our leadership brands that we discussed on our last call is having a positive impact. Core business net sales for these brands increased over 8% in the first quarter. Adding in the incremental half-month of contribution from the Hydro Flask acquisition, net sales for this group of brands grew just under 12%. Further, we grew share in four out of the five brands for which U.S. third-party syndicated data is available.

The quarter was led by our Housewares segment, where both the Hydro Flask and OXO brands grew sales by a combined 16.3%. Health & Home grew core business net sales 3.4% and improved its profitability. In Beauty, core business net sales declined 1.4% overall, better than our expectations, as we saw growth in both our retail and professional appliances. In Nutritional Supplements, quarterly revenue was down 12% due to some disruption after we transitioned to new system platforms. While we are not at all satisfied with that decline, we believe we are now past many of the system transition challenges.

Also, as described in this morning’s press release, we recorded a $32 million pre-tax non-cash impairment charge in the Nutritional Supplements segment. However, this does not diminish the significant work we have done and we’ll continue to do to improve the operating performance of this business. We are encouraged by the progress we are seeing in many key leading indicators since February. In addition, we continue to evaluate strategic alternatives for this segment, which could include restructuring or divestiture.

Now, I’d like to comment on specific strategic initiatives. As previously shared, we recently began to focus our resources and strengthen investments around our leadership brands as part of our strategy to invest in our core. We believe these brands demonstrate the greatest potential to win through consumer-centric insights, design, innovation, digital marketing, e-commerce and superior branding.

These brands generally have number one or number two positions in their categories and are among the highest volume, highest margin and most asset-efficient businesses in our portfolio. They include Braun, Honeywell, PUR, Vicks, OXO, Hydro Flask and Hot Tools. The approximately 12% net sales growth achieved for this group was driven by successful new product introductions, online channel growth of over 30%, incremental distribution, growth in international sales and other factors.

We particularly — we are particularly pleased to have accomplished this amid a sluggish retail market environment in which it is especially important to find ways to grow even as consumers shift channel preferences. For example, in our Health & Home segment, the work we are doing in PUR water filtration and in thermometry with our Vicks and Braun brands is delivering results.

PUR is growing sales and market share behind new products, as well as its marketing campaign, which is designed to generate awareness and education amid ever-growing water quality issues in the United States. Sales of our market-leading Braun ear thermometers delivered strong performance through new distribution and solid point-of-sale internationally in both Europe and Asia, particularly in the China online channel.

In Housewares, OXO continues to reach new consumers by expanding its product range and by growing its distribution outside the United States. OXO’s impressive new product engine continued to generate results in the first quarter with a large slate of new items. Examples include a new chef’s mandoline, pour-over coffee maker with water tank, grinder shaker, steel winged corkscrew with foil cutter and an aluminum shower caddy just to name a few. These and others are currently shipping or soon will be to both brick-and-mortar and online customers.

OXO International has grown, benefiting from OXO Tot online sales in China, growth in Northern Europe and expanded distribution in Spain. The UK market also grew during the quarter following last September’s successful launch of OXO SoftWorks, now sold through the mass channel.

Hydro Flask delivered another strong quarter of growth year-over-year. We continue to apply our efforts across all stages of the consumer shopping journey in the areas of awareness, engagement, availability and purchase. Our new spring season refresh continues to build excitement and results with new products, expanded color assortments, increased shelf and display space, new distribution gains, including international. This leadership brand continues to build on its number one share position in the United States according to recent syndicated data within the outdoor and sporting goods market for water bottles. Our leadership brand in Beauty is Hot Tools, a market leader in the U.S. professional appliance category. It too had a strong first quarter. We have been expanding Hot Tools internationally with a focus on EMEA and launched groundbreaking innovation in both the U.S. and Europe behind our new Hot Tools CurlBar specifically for professional stylists. Following the Hot Tools European launch, it has been recognized as a 2017 European Hair Awards winner for Best Curling Tongs and Wands.

The CurlBar has also won multiple awards in the U.S. Our Hot Tools innovations and brand-building investments continue to convert stylists and shoppers into long-term loyal consumers and customers. We are pleased to see that the incremental investments we are making in our leadership brands are fueling sales growth and improving share. We will continue to pursue the best opportunities to grow our core and further improve their market positions.

Looking at other key parts of our brand portfolio, in Beauty, we are seeing progress resulting from many quarters of efforts on our appliance business, but continue to face challenges in personal care. Beyond the progress mentioned on Hot Tools professional appliances, during the quarter, we again saw market share improve in our U.S. retail appliance lines.

Helen of Troy expanded its number two position with all three brands, Revlon, Bed Head and Pro Beauty Tools, growing market share in each. The pipeline of innovation remains a key focus for us in Beauty, particularly in appliances with new items planned across our hair dryer, straighteners and curling iron lines for both retail customers and professional stylists at attractive margins.

Our efforts in shared services also continue to show good progress. For example, during the quarter, long-planned investments in warehouse automation are making us even more efficient in our fulfillment facilities. This new technology is generating labor efficiencies by reducing unnecessary case movements, allowing more items to be transferred to our DC associates via sophisticated new automatic systems. Ultimately, the result is a meaningful reduction in labor costs, improved shipment quality and greater transactional capability within our existing facility.

Summing up our comments, our first quarter results mark a solid start to fiscal 2018 with progress on our leadership brands and key company initiatives. We believe we are on track to achieve sales and earnings growth in line with our stated outlook. Meanwhile, we continue to review our existing portfolio, so that we direct our efforts towards our best prospects, as we simultaneously look for outstanding acquisition candidates.

With that, I will now turn the call over to Brian Grass.

Brian L. Grass, Chief Financial Officer, Helen of TroyLimited

Thank you, Julien. Good morning, everyone. We are pleased to report an increase in adjusted diluted EPS of 7.9% in the first quarter driven by solid growth in consolidated sales revenue, improved operating efficiency, favorable tax benefits year-over-year and lower diluted shares outstanding. We achieved this growth even as we executed on our stated goal of investing behind our leadership brands through increased promotion, marketing, advertising and new product development.

Turning to a more detailed review of the quarter, consolidated sales revenue was $359.6 million for the quarter, a 3.4% increase over the prior year period, driven by an increase in our core business of 2.2% and growth from acquisitions of 1.8%. Growth was partially offset by a decline of 0.6% from foreign currency. Although our key foreign currencies generally strengthened toward the end of the quarter, weighted average exchange rates in effect during the quarter were still unfavorable compared to the same period last year.

As Julien mentioned, the increase in our core business sales revenue includes a contribution from new product introductions, strong online channel growth, incremental distribution, and growth in international sales. This was partially offset by a decline of 12% from the Nutritional Supplements segment, declines in the personal care category in Beauty, and the impact of lower store traffic and soft consumer spending at brick-and-mortar retail.

Sales growth in the online channel continued to be strong and increased over 30% in the first quarter to now comprise over 13% of our consolidated net sales. Leadership brand core business revenue, excluding the incremental half-month of sales from the Hydro Flask acquisition in the quarter, grew over 8% and leadership brand total revenue grew just under 12%. Our leadership brands represented almost 62% of our consolidated net sales for the quarter compared to approximately 57% for the same period last year.

Housewares net sales increased 16.3%, driven by core business growth of 9.7%, including growth from both Hydro Flask and OXO. We also benefited from growth from acquisitions, representing the incremental half-month of operating results from Hydro Flask referred to earlier. In the core business, the increase primarily reflects strong sales in the online channel, growth in bath, infant, and kitchen organization categories, and expanded international distribution. This growth was partially offset by lower promotional programs in the club channel and a reduction in the kitchen electrics product line offerings. The segment was also negatively impacted by approximately 0.6% from foreign currency.

Health & Home net sales increased 2.7%, driven by core business growth of 3.4%, which reflects incremental distribution and shelf space gains with existing customers, as well as growth in international sales. Growth was partially offset by lower sales in certain categories due to unseasonal weather and the unfavorable impact of net foreign currency fluctuations of approximately 0.8%.

Beauty net sales decreased 2.2%, which represents sequential improvement in trend from the fourth quarter in last fiscal year. Core business declined 1.4% primarily due to a decrease in the personal care category, which was partially offset by growth in appliances. Foreign currency fluctuations had an unfavorable impact of approximately 0.8%.

While we still see soft overall point-of-sale activity for the broader Beauty appliances category, new innovations in appliances are increasing our retail and professional appliance sales with particular strength in the online channel. We are encouraged that the steps we have taken to address Beauty’s fundamentals contributed to improved results in the quarter, but we will not be satisfied until we achieve consistent profitable growth.

Nutritional Supplements core business net sales decreased 12%, reflecting a decline in auto delivery revenue resulting primarily from the transition to new order management and customer relationship management systems. This was partially offset by an increase in direct mail and third-party retail sales. We believe we are now past the majority of the system transition challenges in this segment. We are seeing consistent improvement in many leading indicators since February such as a growing active buyer file, higher response rates, increasing auto delivery registrations, rising reactivation purchases and climbing average daily sales.

Although we are encouraged by the improvement in many of the segment’s key indicators, the company is also exploring strategic alternatives to further address the performance of this segment. These alternatives could include a transaction to divest the business, further investments in online interface and e-commerce platforms, restructuring or alignment programs, and consolidating our operations and functions.

Our consolidated gross profit margin was 43.5% compared to 43.8% for the same period last year. The 0.3 percentage point decrease is primarily due to higher promotional spending with customers and the unfavorable impact of foreign currency. SG&A was 34.4% of net sales compared to 35.1% for the same period last year. The 0.7 percentage point improvement is primarily due to the favorable comparative impact of a $1.5 million patent litigation charge in the same period last year, lower royalty expense, improved distribution and logistics efficiency, and lower outbound freight costs.

These factors were partially offset by higher overall marketing, advertising and new product development expense in support of our leadership brands. In conjunction with our evaluation of strategic alternatives for the Nutritional Supplements segment, we received information regarding the potential fair value of the business during the quarter that we concluded should be considered when determining whether impairments of our long-lived assets had occurred.

Consequently, we performed interim impairment testing. As a result of our testing, we recorded pre-tax non-cash asset impairment charges of $32 million or $19.6 million after-tax. Future circumstances attributable to a strategic change in the segment could result in additional charges or losses. For example, if we determine that a divestiture is the probable outcome of our strategic review, we would expect to perform additional impairment tests with updated assumptions.

We also performed interim impairment testing on a brand in the Beauty segment as a result of a revised financial projection and recorded a pre-tax non-cash impairment charge of $4 million or $3.5 million after-tax. GAAP operating loss was $3.2 million and includes the total pre-tax non-cash asset impairment charges of $36 million referred to previously. This compares to operating income of $22.9 million for the same period last year, which includes pre-tax non-cash asset impairment charges of $7.4 million.

Non-GAAP adjusted operating income was $42.6 million or 11.9% of net sales, compared to $44.6 million or 12.8% of net sales. The 0.9 percentage point decrease in adjusted operating margin primarily reflects lower operating leverage in the Nutritional Supplements and Beauty segments, higher promotion, marketing, advertising and new product development expense in support of our leadership brands and the unfavorable impact from foreign currency.

These factors were partially offset by a higher mix of Housewares sales at a higher operating margin, lower royalty expense, improved distribution and logistics efficiency, and lower outbound freight costs. Housewares adjusted operating margin declined by 0.2 percentage points primarily due to higher marketing, advertising and new product development expense, and the unfavorable impact of foreign currency fluctuations, partially offset by margin accretion from Hydro Flask.

Health & Home adjusted operating margin increased 1 percentage point primarily due to lower royalty expense, improved distribution and logistics efficiency, lower outbound freight costs and lower legal fee expense. The increase was partially offset by an increase in new product development expense and the unfavorable impact from foreign currency. Beauty adjusted operating margin declined by 4.2 percentage points, reflecting the net sales decline in the personal care category and its unfavorable impact on sales mix and operating leverage, higher marketing and advertising expense, and the unfavorable impact of currency.

Nutritional Supplements adjusted operating loss was $0.6 million compared to income of $2.3 million in the same period last year. The adjusted operating loss is primarily due to the net sales decline and its unfavorable impact on operating leverage, and higher promotion, advertising and customer acquisition costs, partially offset by lower personnel expense. Income taxes provided a benefit of $12.8 million, compared to tax expense of $0.4 million for the same period last year.

Income taxes for the three months ended May 31, 2017 include a $12.9 million benefit associated with asset impairment charges, a $2.5 million benefit from the recognition of excess tax benefits from share-based compensation settlements, and a $0.6 million benefit from the lapse of the statute of limitations related to an uncertain tax position. Income taxes for the same period last year include a $1.1 million benefit from the recognition of excess tax benefits from share-based compensation and a $1.4 million benefit from the resolution of an uncertain tax position.

GAAP net income was $5.9 million or $0.22 per diluted share, which includes after-tax non-cash asset impairment charges of $23.1 million or $0.85 per diluted share. This compares to GAAP net income in the same period last year of $19 million or $0.68 per diluted share, which includes after-tax non-cash asset impairment charges of $5.1 million or $0.18 per diluted share.

Non-GAAP adjusted income was $37.4 million or $1.37 per diluted share, compared to $35.9 million or $1.27 per diluted share for the first quarter of fiscal 2017. The increase primarily reflects solid growth in consolidated sales revenue, disciplined cost control, favorable tax benefits year-over-year and lower diluted shares outstanding, partially offset by incremental investments in promotion, marketing, advertising and new product development to support our leadership brands.

Now, moving on to our financial position. At May 31, 2017, accounts receivable was $207.8 million compared to $204.5 million at the same time last year. Receivables turnover increased slightly to 54.4 days compared to 54.1 days at the same time last year. Inventory decreased 2.3% to $312 million compared to $319.2 million at the same time last year, while sales increased 3.4% over the same period. 12-month trailing inventory turnover remained steady at 2.8 times for both periods.

Total short and long-term debt decreased to $453.8 million at the end of the first quarter, compared to $587.5 million for the same period last year, a net decrease of $133.7 million. We ended the first quarter with a leverage ratio of 1.9 times compared to 2.6 times at the end of the first quarter of fiscal 2017.

Now, I’d like to turn to our outlook. Please note that we have provided a reconciliation of fiscal year 2018 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this morning. For fiscal 2018, we are maintaining our full-year expectations and continue to expect consolidated sales revenue in the range of $1.56 billion to $1.6 billion, which implies consolidated sales growth of 1.5% to 4.1%.

Our net sales outlook includes the assumption that June foreign currency exchange rates will remain constant for the remainder of the fiscal year, which is expected to negatively impact year-over-year net sales by approximately $3 million or 0.2 percentage points, and the assumption that the severity of the cough/cold/flu season will be in line with historical averages. We expect consolidated GAAP diluted EPS of $4.54 to $4.87 and continue to expect non-GAAP adjusted diluted EPS in the range of $6.50 to $6.90, which excludes share-based compensation expense, intangible asset amortization expense and non-cash asset impairment charges.

Our diluted EPS outlook includes the assumption that exchange rates will negatively impact the year-over-year comparison by approximately $0.07 per diluted share. We continue to expect to make incremental growth investments in promotion, marketing, advertising, new product and new channel development, primarily behind our leadership brands. This incremental investment is expected to be $0.90 per share and is included in our outlook.

Lastly, our diluted EPS outlook is based on estimated shares outstanding of 27.4 million and an expected effective tax rate of 10% to 12% for the remainder of fiscal 2018. The likelihood and potential impact of any fiscal 2018 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations or further share repurchases are unknown and cannot be reasonably estimated. Therefore, they are not included in our sales and earnings outlook.

And now, I’d like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] And we’ll go first to Bob Labick with CJS Securities.

<Q — Bob Labick — CJS Securities, Inc.>: Good morning and congratulations on a nice start to the year.

<A — Julien Mininberg — Helen of Troy Limited>: Thanks. Good morning, Bob.

<Q — Bob Labick — CJS Securities, Inc.>: Good morning. I wanted to start with the invest in core. 8% organic on the core is impressive. A couple of questions around that. First, I guess it’s hard to answer maybe, but how much of that is a snap-back from a kind of weaker Q4? And then maybe asked a different way, roughly, how much of the core — or how much growth you expect in the core embedded in that 1.5% to 4% (sic) guidance already? Should we expect 8% for the quarter the whole time, is it 6% or — trying to get a sense around that?

<A — Brian Grass — Helen of Troy Limited>: Let me just clarify, Bob, because I wasn’t sure if you characterized it right. It’s core in our leadership brands, not core for the whole company.

<Q — Bob Labick — CJS Securities, Inc.>: Core leadership brands? Sure. Okay, thank you.

<A — Brian Grass — Helen of Troy Limited>: Yeah. Okay. All right.

<A — Julien Mininberg — Helen of Troy Limited>: Yeah, no problem. And as Brian mentioned, those leadership brands represent roughly 60% of all of our revenues and significantly punch above their weight from a profitability standpoint. And in terms of the growth, I think we’re working hard on this. And in terms of the comparison, the 8%, it’s actually not versus Q4. It’s versus the same period a year ago or Q1-over-Q1.

And in terms of what to expect for the year, we do expect them to do well and drive the full company growth for the year. But on a total basis, the full company growth for the year remains the same as the guidance that we gave, the 1.5% to 4.1%. And in terms of a guidance number of, hey, should it be 8%, should it be 6%, we’re not in a position to provide a specific guidance number for that group of brands. But we are trying very hard to push them above our average growth rate and have them lead the way.

<Q — Bob Labick — CJS Securities, Inc.>: Okay, great. And then just following on that, you’ve mentioned, I think, it’s $28 million or $0.90 you just said, the incremental spending this year in addition to the previous spending you already are supporting. Can you just talk about where that’s targeted and how that’s budgeted, and does it roll out evenly over the year or how should we think about that incremental spend?

<A — Julien Mininberg — Helen of Troy Limited>: Yeah, a great question. So, we talked about that in the April call that we would invest — it’s actually an incremental $28 million. So, over and above a significant investment underneath which is — that’s a nine-digit number. So, there is a lot of spending going into our total business across the board, and specifically an extra $28 million, and that $28 million primarily focused on leadership brands.

In terms of where it’s going, as mentioned in the prepared comments just a few moments ago, it’s going into additional advertising, a lot of new product development. You hear us accelerating the pace. You’ve heard us talk for at least probably two years now about the importance of innovation, especially in places like Beauty that had insufficient innovation and then feeding the machines in areas like Health & Home and the OXO part of Housewares, which have very impressive new innovation machines, but needed, nonetheless, more money to bring some of the biggest and best initiatives to life.

In Hydro Flask, we’ve made major investments in Hydro Flask. Big money of that $28 million is going there, things like new advertising campaigns, a lot of new web content across the board, not just in Hydro Flask, but in tons of others. And that digital marketing content is fueling some of that 30% growth in the online channel or the e-commerce world, where it’s so important to have the right videos, the right messages, the right ads, the right defensive ads in some cases, and so many other — blog spaces, social media, and it’s just a wide, wide range of these that are getting pieces of that $28 million.

Packaging upgrades continue around the company. That costs money. International roll-outs for some of our best prospects like the CurlBar for Hot Tools in EMEA is getting significant funds. Restoring some funds that have been cut in the prior year when things like foreign exchange didn’t go our way, think Brexit, hurt us last year. And even though year-over-year, it hurt this quarter, just because this quarter was pre-Brexit in the year-ago comparison period. We nonetheless put the money back and spent a piece of it.

And in terms of cadence for the quarters, you heard us talk in our SG&A comments that we were actually a bit below versus where we were before. So, you’d say, hey, if you’re spending more, how come you’re spending less? And the answer is no. We were actually spending pieces of it in Q1. There’s some very big chunks still slated for the rest of the three quarters of the year. And as our leadership team revisits quarter-by-quarter, country-by-country, initiative-by-initiative, we decide which things we’ll amp up, and in some cases, which things we’ll dial back. So far, foreign exchange has been a small bear, a little headwind, as Brian described, in various parts of the company, but not enough to make us cut into that spending.

<Q — Bob Labick — CJS Securities, Inc.>: Got it. Great. And then, you mentioned, I think, a couple times more than in the past international expansion. And could you first remind us — I think you’re over 80% in the U.S. and then — but more importantly, just talk about the steps you’re taking to expand internationally and the thought process behind that growth.

<A — Julien Mininberg — Helen of Troy Limited>: Sure. So, just to start, we’re about 80%-20% between the U.S. and international, and you’ll say, hey, wasn’t that higher in prior years when the company was closer to 75%-25%, and it’s because of acquisition in the U.S. So, if you take Hydro Flask, PUR, Healthy Directions as three meaningfully-sized recent examples, all of which are concentrated in the U.S. That’s the 80%-20%. And if you do the math on that, what you’ll find out is actually the sum of those three is much bigger than the five points of difference, or said another way, we’re growing faster outside of the United States than we are inside, and that’s been true for several years now.

In terms of specific mentions, and the reason it got a little extra emphasis here is it helped drive Q1. So, if you look at OXO, which was mentioned specifically on international expansions such as distribution gains in Spain and now also the SoftWorks line at some major mass market retailers in the UK. You might remember that we talked — I think it was in the October call or it might have been the January one — around new distribution gains that would be rolling out in the UK for OXO under the SoftWorks line. Those have now gotten their placement and they’re starting to sell through and are helping to drive the UK results for OXO. The Spain distribution gains are helping as well.

On EMEA, we also mentioned the Hot Tools expansion internationally in Q1, which is helping us with the broader strategy of stabilizing in Beauty, and that idea is to bring one of our leadership brands, Hot Tools, to Europe and spread it into the professional channel. And frankly, it got some traction and is driving sales. So, those were some of the numbers and some of the mentions. Meanwhile, Health & Home, which is the largest international part of our business, as well as our largest business among all the segments, is doing well overseas in Europe, but not just there, also in other geographies such as China, where the online growth, especially in thermometers, continues to be impressive and is helping to drive results on the Braun business. So, here’s a good look at international.

<Q — Bob Labick — CJS Securities, Inc.>: Great. Thank you very much. All right, with that, I will get back in queue, and we look forward to seeing you at the conference tomorrow. Thank you.

<A — Julien Mininberg — Helen of Troy Limited>: Yeah. Thanks. We’re heading over tonight.

Operator: [Operator Instructions] We’ll go next to Jason Gere with KeyBanc Capital Markets.

<Q — Jason Gere — KeyBanc Capital Markets, Inc.>: Okay, great. Good morning and congratulations, guys, on a nice start to the year. I guess a couple of questions. One, I just want to talk about the cadence of the sales trend. So, obviously, still a wide range for the sales for the year, 1.5% to 4.1%. You assume that acquisition and FX more or less offset each other. That’s a pure kind of organic number. So, I guess a couple of questions. I’m just wondering if you can give some color on this. One, you do have some easier comparisons on the Nutritional category as well as on the Housewares. So, just wondering, in the first quarter, what type of new product introductions were there on the Housewares side? How much, I guess, will extend to the rest of the year.

And then, when you think about Beauty, you had a good start, but you are still looking for mid single-digit kind of decline. So, just — and the comparisons, I still think, are somewhat easier. So, I was just wondering if you could kind of frame up maybe looking at the segment guidance, what kind of sold-in in the quarter and then maybe in terms of what’s shipping in the rest of the year, and then just in terms of where do you have the highest degree of confidence, because the guide — the range is still pretty wide. And I understand it’s a tough environment, but I was just wondering if we can get a little bit more color on kind of those puts and takes.

<A — Julien Mininberg — Helen of Troy Limited>: Sure. Yeah. Hi, Jason. Thanks, and good question. In terms of the quarterly, it’s so hard to predict quarter-by-quarter with a degree of accuracy, because it — I wish it was just what was shipping in and even sometimes what’s shipping out, but there’s other big factors. Assuming for a minute that foreign exchange stays roughly where it is, that would help to know, but there’s so many other factors. One of the huge ones that we can never predict is the cold and flu season, which is upcoming. In the last two years, everybody assumed just mathematically that it would be an average season, and we’re wrong both times.

There were even some very well-regarded public speculators that talked about an above-average cold/flu season last year. That wasn’t us, but they were wrong. And the point is it’s so hard to predict the quarters, which is why frankly we don’t give the quarterly guidance. If you look at other seasonality trends, for example, it was a slightly warmer winter. This last year, we sold a bit less in the heater category. But it’s so far been a hot summer and fans are doing well as a result of that. So, it’s just so hard to know which categories and which margin profile, et cetera.

And in terms of the brands themselves, there are terrific roll-outs planned. In Housewares, you mentioned specifically, that list that I gave is not a comprehensive list. There’s plenty of others. For example, in coffee, we’re making a pretty big push and have some pretty terrific products yet to come in that segment during the course of the year. For competitive reasons, we don’t give a lot of the details well ahead of launches. But it’s the strategic vector so to speak and one where we’ll have new product introductions of significance during the year.

In the case of Health & Home, there are some terrific new products in development. Some of them will hit this fiscal, some will not. And then, on the subject of cold and flu, like I said, it’s a wild card and we’re assuming average. Statistics are on our side, by the way. It’s typical that numbers regress to the long-term means. And after two poor seasons, I can’t tell you we’ll have an average or even an above-average one. But I can tell you that statistics are powerful.

And in the case of other brands and the pacing that you’re asking about, we should expect and we do — kind of similar to Bob’s question before — for the leadership brands to do a bit better than the total average for the portfolio, but don’t want to make particular bets by quarter, by brand, by market, because we’re always going to be a little bit wrong. And in the case of the tight range, I don’t know if we’ll be able to tighten it during the year. It depends what foreign exchange does. It depends what these factors I just outlined do. Cold and flu is a big swing item, as you’ve seen in prior years.

You probably remember that two seasons before, we had an above-average season and yet we didn’t know that that was going to happen. But it swung the numbers in a very positive way. And then, the last comment on all of that is, you mentioned Hydro Flask and easier compares, it’s all over the place. Some businesses have had strength last year. Some had weakness. Hydro Flask is growing. So, that’s helping in the Housewares category with the compares, but we mentioned twice in the call, and it was important to get out the message, that the OXO business is also growing, and that was not true during fiscal 2017. So, we want to make sure that people knew that that organic growth is occurring and is expected in the mid single-digit range for the full-year.

And then lastly, on the subject of Beauty, you mentioned the comment about a little better than we expected, and Bob mentioned that too. That’s true. Not out of the woods on Beauty, that’s for sure on the one hand. On the other hand, the appliance business is performing better. We do have some continued declines in personal care, and that’s not easy for us to overcome. But nonetheless, we had a better quarter than even we expected there because of strength in appliances. So, I hope that walks you through the brands, the quarters and why we can’t give a direct answer, which is brand-by-brand, quarter-by-quarter laying out the growth that you’d expect, and therefore, tighten the range down to a single firm number.

<Q — Jason Gere — KeyBanc Capital Markets, Inc.>: No, that’s terrific. Actually just perhaps my second question I was going to ask. What was the actual year-over-year growth in Hydro Flask, if you just assume that was in your portfolio for the whole time? I know there’s two weeks that you didn’t own it. But what was the growth between OXO and Hydro Flask to comprise that 16%, just out of curiosity?

<A — Brian Grass — Helen of Troy Limited>: Hey, Jason. Sorry, we’re not required to break it out. And for competitive reasons, we would prefer not to give that break-down any longer that we don’t have the requirement. I don’t know if you want to add to that.

<A — Julien Mininberg — Helen of Troy Limited>: Jason, it’s in our core. It’s in our core now after a year with us, and that’s why we went out of our way to say that OXO was also growing, so is Hydro Flask. And the compares actually get harder over time just because OXO — sorry, Hydro Flask grew each quarter during the year. So, the hill will get harder to climb. But if you take the history of OXO and you look at the total guidance for the year, you can probably make an estimate on your own of what the break-out is. But it’d be very hard for us to break up the two and keep signaling to our competitors exactly how each individual brand is expected to perform.

<Q — Jason Gere — KeyBanc Capital Markets, Inc.>: No, no, no. That’s fair. And maybe that — and I guess I’m dovetailing, sort of the second question I have is, you’re talking about the leadership brands, and I think that’s the right way to think about it as these are the core brands. So, what’s your stance? You guys are viewed by the investor community for your strong cash flow. Obviously, you’ve seen your leverage come down. M&A is a big part of the strategy. But a lot of companies in the past have been, I guess, reluctant to sell off what I would consider brands that are not performing well. And obviously, you’ve provided us some strategic alternatives about the Nutritional business.

But what about the other, I guess, businesses that are in the portfolio that are not part of the leadership? Do you keep them as tail brands, even if they’re not growing, just to manage for the cash flow? How do you think about when you want to make additional acquisitions to put into the portfolio? I’m just wondering if anything has changed just with what you’ve seen with Nutritional and how you want to figure out what to do with that going forward. But just the other parts of the portfolio, any change in how you’re approaching that strategy?

<A — Julien Mininberg — Helen of Troy Limited>: Yeah. It’s a great question and a very perceptive one. You hear us in the last two calls, put some emphasis on leadership brands. So, it obviously begs the question of, what about the rest of the portfolio. We value all the brands in the portfolio, but we don’t consider them all investment-grade the same way, because of their financial profile and their market prospects. So, there are some brands that we’re investing more in, the $28 million discussion, and some that we’re either investing the same or even a few we’re investing less.

You heard the strategic alternatives conversation on Nutritional Supplements, and that’s not new. We had first mentioned that in some of our prior disclosures, but it’s not just the potential for divestiture. There’s other possibilities, as I mentioned in my comments and Brian elaborated in his, and in our Q, you’ll see even more on that subject.

And in the case of other pieces of the portfolio, you’re right. Every company, I believe, has the old classic matrix of stars and harvest and investment and dogs and cats and all of it. And as a result, we’re careful with ours too. And in terms of what we would do, you might have heard me say at the end of my remarks that we’ll continue to review our existing portfolio to direct our best efforts towards our best prospects, and it’s our intention to do exactly that. And as we see the right opportunity to change something, we are not afraid to grab that opportunity.

And frankly, on the acquisition side, you’ve seen us move aggressively on multiple times even just during my time as CEO and many times before that on the subject of adding winners to the portfolio and building out that leadership brand portfolio. So, I guess I’m trying to signal that we’re not afraid to take a hard look, and in terms of whether there’s a change, I’d simply say that the words that you might have heard us — just comments before of taking a look at our portfolio are increasingly true, and we’re acting on them.

<Q — Jason Gere — KeyBanc Capital Markets, Inc.>: Okay, great. And then the last question, and I promise I’ll jump off. But you’re talking about — we have a tough retail environment out there. I think you said that online grew 30%. So, I guess two questions. One, within that — within the online, the 30%, is that inclusive of Healthy Directions or not? And then, what did you see at brick-and-mortar? Did you see actually declines in sales there or was it kind of flattish? And the promotional environment out there, do you think it’s getting worse? Do you think — are your retail partners looking for you to kind of do more merchandizing to help support traffic in the store? And that’s my last question.

<A — Julien Mininberg — Helen of Troy Limited>: Yeah, good. All great ones. Yeah. Thanks, Jason. So, in terms of online, it’s inclusive of all the business that we do online. So, Healthy Directions — you’ve probably heard us mention in various prior calls — has expanded from a pure-play DTC to now also some specialty channel, which includes online. So, there’s a couple of big customers. I think we’ve mentioned GNC and Amazon, both in the past as two particular examples, and we’re growing meaningfully in the online portion. Amazon, while it’s not that big for us in that sector, is growing very rapidly, much faster than 30%.

<A — Brian Grass — Helen of Troy Limited>: And their own website.

<A — Julien Mininberg — Helen of Troy Limited>: Yeah. And our own — you’re talking Healthy Directions’ website, which we struggled massively. You’ve heard us talk a lot about those struggles to not only get online, but to get into the right system execution. That’s now in pretty good shape, and frankly, those sales are growing as a result of it in our own direct-to-consumer online. And then, the 30% is all inclusive and it’s also global. So, everything that we sell through an online play, whether it’s ours or through one of our customers, is included in the 30%, including the portion through Healthy Directions.

And then importantly, it’s not just the traditional online pure-plays, but the brick-and-mortar, which you mentioned, has increasingly gotten their own act together online. And it’s a popular sport to read about that in the newspaper, Walmart, Jet.com. It’s on the front page once a week for some reason, and we are feeding that in a big way beyond the biggest players like in Amazon.

And in terms of brick-and-mortar performance, hanging in there would be my short answer. If people have decided, yeah, the brick-and-mortar is dying and that online is going to rule the world, what’s happening is that the balance is shifting much more quickly than people have originally expected. We are agnostic. We believe in our customers. We love them all. And as they win, we are working very hard to win with the winning customers and to continue to feed the traditional channel, but it’s not growing anything like what we’re seeing online and nothing like 30%.

Whether it’s shrinking or not, we don’t break out channel-by-channel, let alone customer-by-customer. And in terms of the promo environment, which you had lastly mentioned, it continues to be a tough world out there. There is a lot of that activity. But I would not say that it’s more than in the past. I’d say it’s more of the same. And it’s just busy to get people, like you said, into stores and to win those sales among a declining set of foot traffic, but that’s not different than it was before. And I wouldn’t say that in Q1 or even for the rest of this year, we’re expecting to see some massive need to double-up all our promotions or something like that just to beat the sales base that we have in the prior year periods.

<Q — Jason Gere — KeyBanc Capital Markets, Inc.>: Okay, great. Thank you for entertaining all my questions.

<A — Julien Mininberg — Helen of Troy Limited>: Yeah. Thanks. No, they’re all great ones and appreciate it, Jason.

Operator:  And with no further questions in the queue, I’d like to turn the call back over to Mr. Mininberg for any additional or closing remarks.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Limited

Yeah, sure. I just want to thank everyone for joining us today, especially with the time change versus our traditional slot, and your continued interest in Helen of Troy. It makes a huge difference to us and I hope the investor base that’s out there, who we are very friendly towards and value greatly. We look forward to speaking with many of you in the coming days and also the coming weeks as we’re now out of our quiet period, and we’ll be reporting further progress with our second quarter results and that will be in early October. So, thanks so much and have a terrific day.

Operator:  Again, that does conclude today’s presentation. We thank you for your participation.